UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       BUDINGER,    KRIS     M.

      600 WEST COUNTY LINE RD
   HIGHLANDS RANCH,     CO    80126
       USA
2. Date of Event Requiring Statement (Month/Day/Year)
     FEBRUARY 24, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
       PRESIDENT, CEO, SEC, TREAS.
6. If Amendment, Date of Original (Month/Day/Year)
     MARCH 6, 2000
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common Stock          |368,784 (a)           |D               |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common Stock          |414,291               |I               |By spouse                                      |
-----------------------------------------------------------------------------------------------------------------------------------|
    $.0001 Par Value Common Stock          |102,400               |I               |By dependents                                  |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
  Right to Buy  (Nonqual|03/04/98 |03/03/03 |$.0001 Par Value Common|500,000  |$5.50     |D            |                           |
ified) (a)              |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
  Right to Buy - (ISOP) |12/14/99 |12/13/09 |$.0001 Par Value Common|11,650   |$6.18     |D            |                           |
(b)                     |         |         | Stock                 |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment is being filed to correct expiration dates of options previously reported.
(a) Stock options exempt under Rule 16b-3. The stock options were not issued under the Issuer's Incentive
Stock Option Plan ("ISOP"), which Plan is qualified under Section 422 of the Internal Revenue Code.
(b) Stock options exempt under Rule 16b-3, were granted under the Issuer's Incentive Stock Option Plan
("ISOP"), which Plan is qualified under Section 422 of the Internal Revenue
Code.
SIGNATURE OF REPORTING PERSON
  /s/  KRIS M. BUDINGER
DATE
  November 10, 2000